U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
HYBROOK RESOURCES CORP.
(Exact name of Registrant as specified in its charter)

Nevada	1400	02-0789714
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

401 - 1917 West 4th Avenue Vancouver, B.C., Canada		V6T 1M7
(Name and address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 778-232-8833

Approximate date of commencement of proposed sale to the public:		As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  |__|

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock	3,105,000	$0.25	$776,250	$98.35

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
The Corporate Law Center
Ronald Serota
2620 Regatta Dr., Suite 102 Las Vegas, NV 89128
(702) 869-0099 Fax: (702) 446-6071

SUBJECT TO COMPLETION, Dated April 20, 2007

PROSPECTUS
HYBROOK RESOURCES CORP
3,105,000
COMMON STOCK
INITIAL PUBLIC OFFERING
___________________

The selling shareholders named in this prospectus are offering up to 3,105,000 shares of common stock offered through this prospectus. We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities. We have set an offering price for these securities of $0.25 per share. This offering will expire on December 31, 2007 unless extended by the board of directors. The board of directors has discretion to extend the offering period for a maximum of an additional six months.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.25	None	$0.25
Total	$776,250	None	$776,250

Our common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.25 per share until such time as the shares of our common stock are traded on the NASD Over-The-Counter Bulletin Board. Although we intend to contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 6 to 15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus Is: April 20, 2007

Summary

Hybrook Resources Corp.

We are in the business of mineral exploration and own the rights to explore property on which no minerals have yet been discovered. On April 4, 2007, we entered into a Property Option Agreement and paid approximately $1,720 to acquire an option to purchase an 85% interest in the Nor 1 Mineral Claim. We refer to the Nor 1 Mineral Claim as the Nor Claim. We do not have any ownership interest in the property that is covered by the Nor claim. This mineral claim consists of single tenures comprising a total of 25 cells. A cell is a measurement for the area of a mineral claim. A cell in our optioned mineral claim area is roughly square and encloses approximately 50 acres. Our 25 cell mineral claim option covers an area of approximately 1,301 acres or approximately 2.03 square miles. Our option on this property is currently unexercised. Under the terms of the Property Option Agreement, we will be able to exercise our option if we make aggregate payments of $18,900 to the optionor on or before March 31, 2009 and an additional $282,000 in aggregate exploration expenses on or before March 31, 2011. We can exercise our option at any time prior to March 31, 2011 if we pay $18,900 to the optionor and incur $282,000 in exploration expenses on the Nor mineral claim. We will either satisfy the payment terms of the Property Option Agreement in the time frame provided thereby resulting in us exercising this option or we will fail to satisfy the payment terms and be in default of the Property Option Agreement. If we are in default of the Property Option Agreement, the optionor can terminate Property Option Agreement if we fail to cure any default within 45 days after the receipt of notice of default. Our option will expire if we are in default of the Property Option Agreement and fail to cure any default within 45 days after the receipt of notice of default.

We acquired the Nor mineral claim option based upon a geological report prepared by Mr. Barry J. Price, BSc., P. Geo. of B.J. Price Geological Consultants Inc. The Property Option Agreement was entered into by our wholly-owned subsidiary, HRE Exploration Ltd. We refer to our subsidiary as HRE. The owner of the Nor mineral claim is Mr. William A. Howell, and Mr. Howell is the operator of the mineral claim. In order to keep the Nor mineral claim in good standing with the Province of British Columbia, the Province of British Columbia requires that before the expiry dates of the mineral claim that exploration work on the mineral claim valued at an amount stipulated by the government be completed together with the payment of a filing fee or payment to the Province of British Columbia in lieu of completing exploration work. William A. Howell, in his capacity as the property owner is responsible for filing all reports and information with the B.C. Mineral Titles Branch for the purpose of extending the expiry dates of the mineral claim. If we exercise our option, the payment of $18,900 to the optionor, Mr. William A. Howell, will not result in an extension of the expiry dates because that amount is a personal fee charged by Mr. Howell. Incurring $282,000 in exploration expenses will result in an extension of the expiry dates of the mineral claim for the maximum of 10 additional years provided that a report and annual filing fee not exceeding $210 is remitted to the Province of British Columbia. In the event that no exploration work is completed and a filing fee is paid to the Province of British Columbia in lieu of completing exploration work, the expiry dates of the mineral claim can be extended on an annual basis into perpetuity for a maximum of only 1 additional year.

The Nor mineral claim is located approximately 15 miles north-east of the city of Mission which is located in the Fraser River valley in southwestern British Columbia. We expended approximately $4,400 in connection with our acquisition of an option on the Nor mineral claim.

Under the terms of the Property Option Agreement, William A. Howell will act as the operator and will oversee the initial phases of the mineral exploration project conducted on the Nor mineral claim. The Property Option Agreement obligates us to incur exploration expenditures of $12,000 on the first phase exploration program, which must be completed prior to March 31, 2008. In the event that we do not exercise our option, we will have no interest in the Nor mineral claim and will not be entitled to receive back any of the monies spent to maintain the option.

We have not commenced our planned exploration program, but anticipate that we will commence the first phase of our exploration program in June 2007. Prior to acquiring our option on the Nor mineral claim, we incorporated a wholly-owned subsidiary, HRE Exploration Ltd., a British Columbia corporation. Our subsidiary, which we refer to as HRE, was formed for the purpose of carrying out our mineral exploration program.

Our plan of operations is to conduct mineral exploration activities on the Nor mineral claim in order to assess whether these claim possess commercially exploitable mineral deposits. Our exploration program is designed to explore for commercially viable deposits of lead, zinc, gold and other metallic minerals. We have not, nor to our knowledge has any predecessor, identified any commercially exploitable reserves of these minerals on the Nor mineral claim. We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on the Nor mineral claim.

Prior to acquiring an option to acquire the Nor mineral claim, we retained the services of B.J. Price Geological Consultants Inc. Mr. Barry Price, a principal of that firm prepared a geological report for us on the mineral exploration potential of the claim. Included in this report is a recommended first year exploration program with a budget of $12,000. Exploration costs are billed to us in Canadian dollars, but we will pay those costs in U.S. dollars. The value of Canadian dollars when converted into U.S. currency fluctuates. All dollar amounts provided in this prospectus are stated or quantified in U.S. currency. The dollar amounts provided in this prospectus assume of conversion price $0.86 U.S. dollars to every $1.00 in Canadian dollars.

The mineral exploration program, consisting of geological mapping and sampling, is oriented toward defining drill targets on mineralized zones within the Nor mineral claim.

Currently, we are uncertain of the number of mineral exploration phases we will conduct before we are able to determine whether there are commercially viable minerals present on the Nor mineral claim. Further phases beyond the current exploration program will be dependent upon a number of factors such as our consulting geological firm’s recommendations and our available funds.

Since we are in the exploration stage of our business plan, we have not earned any revenues from our planned operations. As of January 31, 2007, we had $108,054 cash on hand and liabilities in the amount of $20,364. Accordingly, our working capital position as of January 31, 2007 was $87,668.

Since our inception through January 31, 2007, we have incurred a net loss of $20,386. We attribute our net loss to having no revenues to offset our expenses and the professional fees related to the creation and operation of our business. We have sufficient funds to take us through both a first and second year exploration program. Under the terms of the Property Option Agreement, we must incur $12,000 in aggregate exploration expenditures prior to March 31, 2008 and $24,000 in aggregate exploration expenditures prior to March 31, 2009. Our working capital will not be sufficient to enable us to perform exploration phases beyond the first and second years of our geological exploration programs on the property. Accordingly, we will require additional financing in the event that further exploration is needed.

Our fiscal year end is January 31.

We were incorporated on October 31, 2006, under the laws of the state of Nevada. Our principal offices are located at 401 - 1917 West 4th Avenue, Vancouver, B.C., V6T 1M7, Canada. Our phone number is 778-232-8833.

The Offering

Securities Being Offered	Up to 3,105,000 shares of our common stock.
Offering Price and Alternative Plan of Distribution
The offering price of the common stock is $0.25 per share. We intend to contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued
9,685,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders. There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet Data	From inception October 31, 2006, to our first fiscal year ended January 31, 2007 (Audited).
Cash	$108,054
Total Assets	$108,054
Liabilities	$20,386
Total Stockholder’s Equity	$87,688

Statement of Loss and Deficit	From inception October 31, 2006, to our first fiscal year ended January 31, 2007 (Audited).
Revenue	$0
Loss for the Period	$20,126

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Currently, shares of our common stock are not publicly traded. In the event that shares of our common stock become publicly traded, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Financial Condition and Business Model

If we do not obtain additional financing to fund our extensive exploration activities and operating expenses, we will be unable to complete all necessary exploration activities resulting in the failure of our business.

As of January 31, 2007, we had cash in the amount of $108,054. We have not generated any revenue since our inception and have incurred a net loss of $20,126 for the period from our inception on October 31, 2006 to January 31, 2007. Our current operating funds should be sufficient to cover the first and second year of our planned exploration program as well as providing funds for anticipated operating overheads, professional fees and regulatory filing fees. In order for us to perform any further exploration or testing beyond these first two exploration programs, we will need to obtain additional financing.

Under the terms of the Property Option Agreement, we will be able to exercise our option if we make aggregate payments totaling $18,900 to the optionor and incur an additional $282,000 in exploration expenses on or before March 31, 2011. Our proposed exploration program is anticipated to cost approximately $12,000 before March 31, 2008, $12,000 before March 31, 2009, $86,000 before March 31, 2010 and $172,000 before March 31, 2011. We anticipate that we will incur operating expenses of $47,830 over the next fourteen months. Assuming operating expenses remain consistent over the next four years, we anticipate that we will incur total costs of approximately $427,000 to complete our proposed exploration program over the next four years. As a result, we will require at least $340,000 to implement our business plan over the next four years. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors including the market prices for copper, lead, zinc, gold, silver and other metallic minerals and the costs of exploring for or commercial production of these materials. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. There is a significant risk to investors who purchase shares of our common stock because there is a risk that we may not be able to generate and/or raise enough resources to remain operational for an indefinite period of time.

Because we have only recently commenced business operations, we face a high risk of business failure due to our inability to predict the success of our business.

We have not commenced the initial stages of an exploration program on the Nor mineral claim. It is premature to evaluate the likelihood that we will be able to operate our business successfully. We were incorporated on October 31, 2006 and to date have been involved primarily in organizational activities, the acquisition of an option to purchase an interest in the Nor mineral claim, and obtaining a consulting geologist’s report on these mineral claim. We have not earned any revenues as of the date of this prospectus.

Because the probability of locating reserves that are commercially viable is remote, any funds expended on exploration will probably not be recovered.

The probability of our exploration programs proving successful in discovering commercially viable reserves is remote. In all probabilities, the mineral claim for which we have an option to acquire does not contain any reserves. Consequently, any funds expended upon exploration on our mineral claim will probably not be recovered.

Because we conduct our business through verbal agreements with consultants and arms-length third parties, there is a substantial risk that such persons may not be readily available to us and the implementation of our business plan could be impaired.

We have a verbal agreement with our consulting geologist that requires him to review all of the results from the exploration work performed upon the mineral claim that we have an option to purchase and then make recommendations based upon those results. In addition, we have a verbal agreement with our accountants to perform requested financial accounting services and our outside auditors to perform auditing functions. We have a verbal agreement with a firm that provides us with office space, telephone answering and secretarial services. Each of these functions requires the services of persons in high demand and these persons may not always be available. The implementation of our business plan may be impaired if these parties do not perform in accordance with our verbal agreement. In addition, it may be difficult to enforce a verbal agreement in the event that any of these parties fail to perform.

Because of the unique difficulties and uncertainties inherent in mineral exploration business, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral property that we plan to undertake. Surface and underground cave-ins and rock slides, and weather conditions such as extensive snowfall, and flooded creek and rivers can increase delay resulting in additional costs and expenses that may exceed current estimates. The search for valuable minerals also involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards for which we cannot insure or for which we may elect not to insure. At the present time, we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position. In addition, there is no assurance that the expenditures to be made by us in the exploration of the mineral claim will result in the discovery of mineral deposits. We may be forced to revise our exploration program at an increased cost if we encounter unusual or unexpected formations. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.

Because access to the Nor mineral claim may be restricted by winter inclement weather we may be delayed in our exploration

Access to the Nor mineral claim may be restricted through some of the year due to inclement winter weather in the area. The property is in southwestern British Columbia. The terrain is mountainous and the Nor mineral claim is subject to heavy snowfalls from mid November until the end of April and is subject to forest closures due to wild fires during the summer months. The claim is located near the headwaters of East Fork of Norrish Creek which runs through the property in a southwest to northeast direction.

The property is best accessed by paved highway to the town of Dewdney which is located on the North side of the Fraser River and is about a 2 hour drive from Vancouver. The property is located approximately 6 miles north of Hatzik Lake and can be accessed by a network of logging and mining roads. The condition of these roads varies throughout the year and four wheel drive vehicles are recommended for reaching the property.

During the winter months heavy snowfall can make it difficult to undertake work programs. Inclement weather in the winter months makes exploration activities unsafe and the planning of exploration activities unreliable. As a result, any attempt to test or explore the property is largely limited to the times when weather permits such activities. These limitations can result in significant delays in exploration efforts. Significant delays in exploration significantly increase the time that it would take to generate any operating revenues or ever achieve profitable operations.

Because our executive officer does not have any significant training and/or experience in mineral exploration, our financial success could suffer irreparable harm as a result of their decisions and choices.

Mr. Les D. Scott, our sole officer and director, does not have any significant training or experience with exploring for, starting, and/or operating a mine. With no direct training or experience in these areas, our management may not be fully aware of many of the specific requirements related to working within this industry. Our management’s decisions and choices may fail to take into account standard engineering or managerial approaches mineral exploration companies commonly utilize. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry.

Because our management and operations are located outside of the United States, U.S. investors may face difficulty in effecting service of process against us and our executive officers or directors.

Currently, our sole officer and director named in this prospectus, Mr. Les D. Scott, is a Canadian resident. Furthermore, all or a substantial portion of his assets are located outside the United States. All of our operations are also located outside of the United States. As a result, it may not be possible for you to:

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effect service of process within the United States upon us or our sole executive officer and director; or enforce judgments obtained in U.S. courts based on civil liability provisions of the U.S. federal securities laws against us or our sole executive officer and director;

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enforce judgments of U.S. courts based on civil liability provisions of the U.S. federal securities laws in the Canadian courts against judgments obtained against us or our sole executive officer and director; or

•	bring an action in the Canadian court to enforce liabilities based on the U.S. federal securities laws against us or our sole executive officer and director.

Because our president has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Mr. Scott, our president and chief financial officer, devotes 5 to 10 hours per week to our business affairs. We do not have an employment agreement with Mr. Scott nor do we maintain a key man life insurance policy for him. Currently, we or our exploration subsidiary, HRE, do not have any full or part-time employees. If the demands of our business require the full business time of Mr. Scott, it is possible that Mr. Scott may not be able to devote sufficient time to the management of our business, as and when needed. If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

Because our president, Mr. Les D. Scott, owns 56.79% of our outstanding common stock, investors may find that corporate decisions influenced by Mr. Scott are inconsistent with the best interests of other stockholders.

Mr. Scott is our president, chief financial officer and sole director. He owns approximately 56.79% of the outstanding shares of our common stock. Accordingly, he will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. Mr. Scott may prevent or frustrate attempts to effect a transaction or series of transactions that is in the best interest of minority shareholders. While we have no current plans with regard to any merger, consolidation or sale of substantially all of our assets, the interests of Mr. Scott may differ from the interests of the other stockholders.

Because our president, Mr. Les D. Scott, owns 56.79% of our outstanding common stock, the market price of our shares would most likely decline if he were to sell a substantial number of shares all at once or in large blocks.

Our president, Mr. Les D. Scott owns 5,500,000 shares of our common stock which equates to 56.79% of our outstanding common stock. There is presently no public market for our common stock and we intend to contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. If our shares are publicly traded on the over-the-counter bulletin board, Mr. Scott will be eligible to sell his shares publicly subject to the volume limitations in Rule 144 after October 31, 2008. The offer or sale of a large number of shares at any price may cause the market price to fall. Sales of substantial amounts of common stock or the perception that such transactions could occur, may materially and adversely affect prevailing markets prices for our common stock.

In the event that the recommendation of our consulting geologist favors further exploration and William A. Howell chooses not to remain the operator, we may not be able to find a party to perform this role on terms acceptable to us.

In the event that we exercise our option, the Property Option Agreement entered into on April 4, 2007 requires that we and a sole purpose company to be formed by our operator enter into a formalized joint venture. William A. Howell will be the initial operator of the optioned mineral claim and will have the option to remain as operator prior to our exercising the property option. Thereafter, Mr. Howell may choose not remain the operator. In the event that Mr. Howell no longer acts as the operator, we will have to seek out a candidate with similar qualifications to those of Mr. Howell. We may not be able to find a party to act as operator on terms acceptable to us. The failure to find an operator could delay further exploration and delay the implementation of our business plan.

In the event that we are unable to successfully compete within the mineral exploration business, we may not be able to achieve profitable operations.

The mineral exploration business is highly competitive. This industry has a multitude of competitors and many competitors dominate this industry with respect to any of the large volume metallic minerals. Our exploration activities will be focused on the large volume metallic minerals of copper, lead, zinc, gold and silver. Many of our competitors have greater financial resources than us. As a result, we may experience difficulty competing with other businesses when conducting mineral exploration activities on the Nor mineral claim. If we are unable to retain qualified personnel to assist us in conducting mineral exploration activities on the Nor mineral claim if a commercially viable deposit is found to exist, we may be unable to enter into production and achieve profitable operations.

Due to numerous factors beyond our control which could affect the marketability of any substances found, we may be difficulty selling any substances if discovered.

Even if commercial quantities of reserves are discovered, a ready market may not exist for the sale of the reserves. Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. These factors could inhibit our ability to sell minerals in the event that commercial amounts of minerals are found.

Risks Related To Legal Uncertainty

Because we will be subject to compliance with government regulation which may change, the anticipated costs of our exploration program may increase

There are several governmental regulations that materially restrict mineral exploration or exploitation. We will be subject to the Mining Act of British Columbia as we undertake our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. Currently, we have not experienced any difficulty with compliance of any laws or regulations which affect our business. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business, prevent us from carrying out our exploration program, and make compliance with new regulations unduly burdensome.

Because the Province of British Columbia owns the land covered by the Nor mineral claim, Native land claim might affect the title to the mineral claim or to British Columbia’s title of the property, and our business plan may fail.

We are unaware of any outstanding native land claim on the Nor mineral claim. Notwithstanding, it is possible that a native land claim could be made in the future. The federal and provincial government policy is at this time is to consult with all potentially affected native bands and other stakeholders in the area of any potential commercial production. In the event that we encounter a situation where a native person or group claim an interest in the Nor mineral claim, we may unable to provide compensation to the affected party in order to continue with our exploration work, or if such an option is not available, we may have to relinquish any interest that we may have in these claim. These costs and/or losses could be greater than our financial capacity and our business would fail.

Because the Province of British Columbia owns the land covered by the Nor mineral claim, our availability to conduct an exploratory program on the Nor mineral claim is subject to the consent of the Province of British Columbia and we can be ejected from the land and William A. Howell’s interest in the land could be refused.

The land covered by the Nor mineral claim is owned by the Province of British Columbia. The availability to conduct an exploratory program on the Nor mineral claim is subject to the consent of the Province of British Columbia. Notwithstanding our interest or William A. Howell’s interest in the Nor mineral claim, the Province of British Columbia can at any time eject either of us from the land and deny our interest in the land.

In order to keep the Nor mineral claim in good standing with the Province of British Columbia, the Province of British Columbia requires that before the expiry dates of the mineral claim that exploration work on the mineral claim valued at an amount stipulated by the government be completed together with the payment of a filing fee or payment to the Province of British Columbia in lieu of completing exploration work. In the event that these conditions are not satisfied prior to the expiry dates of the mineral claim, we will lose our interest in the mineral claim and the mineral claim will then become available again to any party that wishes to acquire this mineral claim. In the event that either we or William A. Howell are ejected from the land or our mineral claim expire, we will lose all interest that we have in the Nor mineral claim.

New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Related To This Offering

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

A market for our common stock may never develop. We intend to contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the bulletin board, or, if traded, a public market may not materialize. If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 3,105,000 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 32.06% of the common shares outstanding as of the date of this prospectus.
If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in the decrease the value of our common stock and delay or prevent a change in control of us.

Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock. Our board of directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. The issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

If our common stock is quoted on the over-the-counter bulletin board or traded and a public market for our common stock develops, short selling could increase the volatility of our stock price.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on over-the-counter bulletin board or any other available markets or exchanges. Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required order to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. The actual results could differ materially from our forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.25 per share offering price of our common stock was arbitrarily chosen by our board of directors. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.
We intend to contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 3,105,000 shares of common stock offered through this prospectus. The shares that the selling shareholders acquired from us were in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed on January 31 2007;

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of January 31, 2007, including:

1. the number of shares owned by each prior to this offering;
2. the total number of shares that are to be offered by each;
3. the total number of shares that will be owned by each upon completion of the offering;
4. the percentage owned by each upon completion of the offering; and
5. the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The percentages are based on 7,118,000 shares of common stock outstanding on January 31, 2007.

Name of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Joseph Richard Adams 81-1831 Robson Street Vancouver B.C. V6G 1E4	45,000	45,000	Nil	Nil
Christopher John Barry 320 Milton Avenue North Vancouver B.C. V7K 2B4	45,000	45,000	Nil	Nil
Klaus Bergmeier 2127 Ingram Rd. Blind Bay B.C. V0E 1H1	360,000	360,000	Nil	Nil
Jesse Bosman 3383 South Rd Gabriola Island B.C. V0R 1X7	45,000	45,000	Nil	Nil
Francine Bourassa 2012 Cortell Street North Vancouver B.C. V7P 2A5	45,000	45,000	Nil	Nil
Troy Anthony Busniuk 212-1745 West 12th Avenue Vancouver B.C. V6J 2E5	45000	45000	Nil	Nil

Alexander John Cregan 3200 Bewicke Avenue North Vancouver B.C. V7N 4B8	180,000	180,000	Nil	Nil
Christine M Dyck 8- 1357 Barclay Street Vancouver B.C. V6E 1H6	45000	45,000	Nil	Nil
Janice Fuller 2310 Windecker Drive Gabriola Island B.C. V0R 1X7	270,000	270,000	Nil	Nil
Stephen Grice 310 East 2nd Avenue Vancouver B.C. V5T 1C1	45,000	45,000	Nil	Nil
John Edward Hamilton 655 Gardena Drive Coquitlam B.C. V3J 3W4	45,000	45,000	Nil	Nil
Hisanga Katsuyoshi 6653 Grant Street Burnaby B.C. V5B 2K9	360,000	360,000	Nil	Nil
Jason Ross Laidlaw 3637 West 3rd Avenue Vancouver B.C. V6R 1M1	45,000	45,000	Nil	Nil
Stephen G Lawton 215-7751 Minoru Blvd. Richmond B.C. V6Y 3G7	45,000	45,000	Nil	Nil
Lenora Anne LeMaitre 865 Brydie Rd Gabriola Island B.C. V0R 1X3	45,000	45,000	Nil	Nil
Joseph Gerard Lenoski 317-549 Columbia Street New Westminster B.C. V3L 1B3	45,000	45,000	Nil	Nil
Ward Robert MacAllister 189-2906 West Broadway Vancouver B.C. V6K 2G8	270,000	270,000	Nil	Nil
James Madhavan 7927 - 13th Avenue Burnaby B.C. V3N 2E8	45,000	45,000	Nil	Nil
Anna Justine Messinger 10-7184 Stride Avenue Burnaby B.C. V3N 1T7	45,000	45,000	Nil	Nil
Sean Moshenko 2017 Balaclava Street Vancouver B.C. V6K 4C3	45,000	45,000	Nil	Nil
Doralee Elaine Rake 548 - 1755 Robson Street Vancouver B.C. V6G 3B7	45,000	45,000	Nil	Nil

Venkat Ram 4838 Sophia Street Vancouver B.C. V5V 3W6	360,000	360,000	Nil	Nil
Russell Brian Reiswig 1766 Morgan Avenue Port Coquitlam B.C. V3C 1J7	45,000	45,000	Nil	Nil
Lorraine June Seys P.O. 58 -2615 McKenzie Rd. Sorrento B.C. V0E 2W0	45,000	45,000	Nil	Nil
William Richard Evan Seys #203 - 4634 Hastings Street Burnaby B.C. V5C 2K5	45,000	45,000	Nil	Nil
Rnold Herbert Smith 403- 1833 Frances Street Vancouver B.C. V5L 1Z8	45,000	45,000	Nil	Nil
Wilson Mills Southam Pob. 101 4657 Lakeside Drive Terrace B.C. V8G 4A2	45,000	45,000	Nil	Nil
Brian George Tycho 8626 Saffron Place Burnaby B.C. V5A 4H9	270,000	270,000	Nil	Nil
Brett Peter Wilson 4420 Marine Drive West Vancouver B.C. V7W 2N8	45,000	45,000	Nil	Nil
Catharine Ya Fang Wong 7-3418 Adanac Street Vancouver B.C. V5K 5H5	45,000	45,000	Nil	Nil

None of the selling shareholders;
(1)	has had a material relationship with us other than as a shareholder at any time within the past three years;
(2)	has been one of our officers or directors; or
(3)	are broker-dealers or affiliates of broker-dealers.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales, or;
5.	in any combination of these methods of distribution.

We intend to contact an authorized Over-The-Counter Bulletin Board market-maker for sponsorship of our securities on the Over-The-Counter Bulletin Board. Currently, we or anyone acting on our behalf has requested or encouraged any broker-dealer to act as a market-maker for our securities. The sales price to the public is fixed at $0.25 per share until such time as the shares of our common stock become quoted on the NASD Over-The-Counter Bulletin Board or another exchange. Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1. the market price of our common stock prevailing at the time of sale;
2. a price related to such prevailing market price of our common stock, or;
3. such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	one percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 96,850 shares as of the date of this prospectus, or;
2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

As of the date of this prospectus, no selling shareholder has held their shares for more than one year. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, one person who is an affiliates holds 100% of the total shares that may be sold, at least partially, pursuant to Rule 144 after October 31, 2008. In addition, three other shareholders hold stock that may be sold, at least partially, pursuant to rule 144 after January 31, 2008.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.
We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. not engage in any stabilization activities in connection with our common stock;
2. furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
3. not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings.

Our agent for service of process in Nevada is Boyce & Gianni, LLP, 1701 Green Valley Parkway, #8-A, Henderson, NV, 89074.

Directors, Executive Officers, Promoters And Control Persons

Our executive officers and directors and their respective ages as of April 20, 2007 are as follows:

Director:

Name of Director	Age
Les D. Scott	55

Executive Officers:

Name of Officer	Age	Office
Les D. Scott	55	President, Chief Executive Officer, & Chief Financial Officer

Set forth below is a brief description of the background and business experience of executive officers and directors.

Mr. Les D. Scott has been our president, chief financial officer, and our sole director since inception on October 31, 2007. Since our incorporation, Mr. Scott spends approximately 5 to 10 hours per week on the affairs of our company. Mr. Scott is the proprietor of Les D. Scott Agencies, a Vancouver based proprietorship which acts as an Other Equipment Manufacturers’ Agent for the manufacturing industry and as a Manufactures’ Agent for the mining and oil and gas exploration and production industries and construction industry. Mr. Scott has operated this proprietorship for over 20 years.

We presently do not pay our sole officer and director any salary or consulting fee.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees and Les D. Scott is our only employee.

We conduct our business through verbal agreements with consultants and arms-length third parties. Current arrangements in place include the following:

1.
A verbal agreement with our firm of consulting geologists , B.J. Price Geological Consultants Inc., which provides that the firm will review all of the results from our exploratory work performed upon the site and make recommendations based on those results in exchange for payments equal to the usual and customary rates received by geologists performing similar consulting services. The rates charged by geological firms with a professional background consistent B.J. Price’s credentials range from between $430 to $860 per day plus travel costs and other out-of-pocket disbursements. We paid our consulting geologist approximately $2,700 for the preparation of the initial Geological Report. Mr. Barry Price of B.J. Price Geological Consultants Inc. has advised us that the cost of his interim report upon the completion of our first year exploration program will be approximately $430.

2.	Verbal agreements with our accountants to perform requested financial accounting services.

3.	Verbal agreements with auditors to perform audit functions at their respective normal and customary rates.

4.
A verbal agreement with Halkatt Management Ltd., commencing in April, 2007, to provide us with office space, telephone answering and secretarial services on a month to month basis at a rate of $1,000 per month. There is no relationship between our sole officer and director, Mr. Scott, and Halkatt Management Corp.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 20, 2007, certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group:

Title of Class	Name and address of beneficial owner	Number of Shares of Common Stock	Percentage of Common Stock (1)
Common Stock	Les D. Scott Director, President and Chief Financial Officer 401 - 1917 West 4th Avenue Vancouver, B.C, V6T 1M7 Canada	5,500,000	56.79%
Common Stock	All Officers and Directors as a Group (one person)	5,500,000	56.79%

(1)	The percent of class is based on 9,685,000 shares of common stock issued and outstanding as of April 20, 2007.

The persons named above have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Description of Securities

Our authorized capital stock consists of 90,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, with a par value of $0.001 per share. As of April 20, 2007, there were 9,685,000 shares of our common stock issued and outstanding. Our shares are held by thirty four (34) stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series.

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our Articles of Incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Transfer Agent

Our transfer agent is Pacific Stock Transfer Company. and their offices are located at 500 E. Warm Springs Rd., Suite 240, Las Vegas, Nevada 89119. The telephone number for Pacific Stock Transfer Company is 702-433-1979.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the

State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Ronald Serota of The Corporate Law Center, our independent legal counsel, has provided an opinion on the validity of our common stock.

Amisano Hansen, independent chartered accountants, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Amisano Hansen has presented their report with respect to our audited financial statements. The report of Amisano Hansen is included in reliance upon their authority as experts in accounting and auditing.

The firm of, B.J. Price Geological Consultants Inc., our consulting geological firm, has provided us with a geological evaluation report of the mineral claim. We deal with that firm on a flat rate consulting fee basis. Prior to our exercise of the option, William A. Howell will be the operator of the mineral claim. Neither William A. Howell nor the firm of, B.J. Price Geological Consultants Inc. or any of its principals has an interest nor do they expect any interest in our securities.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Organization within the Last Five Years

We were incorporated on October 31, 2007 under the laws of the state of Nevada. On December 7, 2006, we formed a wholly subsidiary known as HRE Exploration Ltd. (“HRE”), a British Columbia corporation. HRE was formed to conduct our exploration business within the Province of British Columbia. On April 4, 2007, we entered into an Option Agreement between HRE and William A. Howell and acquired an option to purchase an 85% interest in the Nor mineral claim, located in the southwestern portion of the Province of British Columbia. Under the terms of that agreement, Mr. Howell is the operator of the exploration program that is to be conducted on the claim. The Property Option Agreement sets forth each party's rights and responsibilities relating to both the exploration and potential mining stages of the operations to be conducted on the Nor mineral claim.

We have not acquired any assets from Mr. Scott. Other than Mr. Scott’s purchase of 5,500,000 shares of our common stock on October 31, 2006, at a price of $0.01 per share, Mr. Scott has not acquired from us anything of value either directly or indirectly.

Description of Business

Principal Place of Business

Our principal business address is 401 - 1917 West 4th Avenue, Vancouver, B.C., Canada V6T 1M7. Halkatt Management Ltd. currently provides us with telephone answering, secretarial and mail services from its location at a rate of $1,000 per month. This arrangement is on a month-to-month basis with no formal written agreement in place.

In General

We are an exploration stage company that intends to engage in the exploration of a mineral property. We have acquired an option to purchase an interest in 25 mineral claim cells that we refer to as the Nor mineral claim. There are no known mineral reserves on the Nor mineral claim. Exploration of these mineral claim is required before a final determination as to their viability can be made. We have not commenced our mineral exploration program and anticipate that we will commence the initial phase of our exploration program in May 2007. Our option on this property is currently unexercised. In the event that we do not exercise our option, we will have no interest in the Nor mineral claim and will not be entitled to receive back any monies spent to maintain the option.

There is evidence of prior exploration work on the Nor mineral claim. The fact that there was minimal bedrock exposure has hindered previous exploration efforts on the Nor mineral claim and there are no known mineral occurrences within the mineral claim area.

Our plan of operations is to carry out exploration work on the claim in order to ascertain whether it possess commercially exploitable quantities of copper, lead/zinc, gold and silver. We will not be able to determine whether or not the Nor mineral claim contains a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability.

Our first year exploration program has not commenced. Our geologist will produce a geological report to disclose the results of the initial phase of our exploration program and recommendations regarding further exploration. This report is anticipated to be available in August 2007. Once we receive the results of our first exploration program, our board of directors in consultation with our consulting geologist will assess whether to proceed with further exploration. Our initial program will cost approximately $12,000. In the event that the second year of our exploration program is undertaken, the costs are expected to be similar to the first exploration program. If a second year exploration program is undertaken, our consulting geologist’s report should be available by August 2008. The existence of commercially exploitable mineral deposits in the Nor mineral claim is unknown at the present time and we will not be able to ascertain such information until we receive and evaluate the results of our exploration program.

Acquisition of an option to purchase an interest in the Nor mineral claim and the property operating agreement.

The Nor mineral claim are comprised of 25 cells of approximately 50 acres per cell. The entire area enclosed by the mineral claim is approximately 1,301 acres, or approximately two square miles. Mr. William A. Howell is the owner of the claim. The claim is in good standing with the Province of British Columbia until March 9, 2008.

In order to extend the expiry dates of a mineral claim, the British Columbia government requires either (1) completion of exploration work on the mineral claim valued at an amount stipulated by the government and the payment of a filing fee; or (2) payment to the Province of British Columbia in lieu of completing exploration work to maintain the mineral claim. When exploration work valued at an amount stipulated by the government is completed and a filing fee is remitted to the Province of British Columbia, the expiry dates of the mineral claim can be extended for a maximum of 10 additional years. In the event that no exploration work is completed and a filing fee is paid to the Province of British Columbia in lieu of completing exploration work, the expiry dates of the mineral claim can be extended for a maximum of only 1 additional year.

Under the terms of the Property Option Agreement between Mr. William A. Howell and HRE, our wholly owned mining exploration subsidiary, we acquired an option to acquire an 85% interest in the Nor mineral claim.

Under that Agreement, we paid Mr. Howell an initial sum of $1,700 to acquire the option and are required to pay him $17,200 prior to March 31, 2009 These payments are personal fees charged by Mr. Howell. In addition, we must incur $12,000 in exploration expenditures prior to March 31, 2008, $12,000 prior to March 31, 2009, $86,000 prior to June 30, 2010, and $172,000 prior toMarch 31, 2011 Under the terms of the Property Option Agreement, we will be able to exercise our option if we make aggregate payments of $18,900 to the optionor and an additional $282,000 in exploration expenses on or before March 31, 2011. We can exercise our option at any time prior to March 31, 2011 if we pay $18,900 to Mr. Howell and incur $282,000 in exploration expenses on the Nor claim. We will either satisfy the payment terms of the Property Option Agreement in the time frame provided thereby resulting in us exercising this option or we will fail to satisfy the payment terms and be in default of the Property Option Agreement. If we are in default of the Property Option Agreement, the optionor can terminate Property Option Agreement if we fail to cure any default within 45 days after the receipt of notice of default. Our option will expire if we are in default of the Property Option Agreement and fail to cure any default within 45 days after the receipt of notice of default.

Under the Property Option Agreement, we will acquire an 85% interest in the Nor mineral claim and Mr. Howell will hold the remaining 15% interest if we exercise our option. Mr. Howell is the operator of the Nor mineral claim, and as the owner of the mineral claim, Mr. Howell is responsible for maintaining the mineral claim in good standing with the B.C. Mineral Titles Branch. Mr. Howell is responsible for conducting the exploration activities on the property in accordance with the B.J. Price Geological Consultants Inc. Geological Report, dated March 30, 2007. Between research, mobilization, demobilization and a site visit, Mr. Howell is expected expend one to two weeks for the first year exploration phase and additional one to two weeks during the second year of our exploration phase. The amount of Mr. Howell’s time required past these phases cannot be determined at this time.

We selected the Nor mineral property based upon a geological report prepared by our geological consultants firm. In the report, B.J. Price Geological Consultants Inc. recommended that we launch an initial exploration program on these claim which will cost us approximately $12,000. The terms of the Property Option Agreement require us to incur an additional $12,000 in mineral exploration expenses on the Nor mineral claim prior to March 31, 2009.

The terrain is mountainous and the vegetation is typical of a west coast marine climate. There are extensive stands of Fir, Hemlock and Cedar, parts of which have been harvested. The logged areas are approximately 12 years old and are extensively covered with small bushes, shrubs and juvenile trees, all of which appear to be products of natural re-seeding. The claim is located near the headwaters of East Fork of Norrish Creek which runs through the property in a southwest to northeast direction.

Mr. Howell has not commenced the fieldwork required for the first phase of our mineral exploration program. We expect that this work will be commenced prior to June 2007.

Upon the completion of the first and second year exploration phase, we intend to request that the firm of B.J. Price Geological Consultants Inc. review the results of the exploration program and report back to us with recommendations, if any, with regard to further exploration programs. Further phases beyond the first and second year of our exploration program will be dependent upon a number of factors such as B.J. Price Geological Consultants Inc.’s recommendations based upon ongoing exploration program results and our available funds.

In the event that we exercise our option, the Property Option Agreement requires that we and a sole purpose company to be formed by Mr. William A. Howell will enter into a formalized joint venture. We have not entered into such an agreement at the present time and the terms discussed herein are a discussion of the expected terms of such proposed joint venture agreement. In the event that Mr. Howell chooses not remain the operator past the Property Option Agreement earnin period and provided that our board of directors and the recommendations of our consulting geological firm favors further exploration, we intend to seek out a candidate with similar qualifications to those of Mr. Howell and form a new joint venture with such persons or parties.

The purpose of the proposed joint venture will be to further explore the property containing the Nor mineral claim with the eventual goal of putting the property into commercial production should both a feasibility report recommending commercial production be obtained and a decision to commence commercial production be made. The feasibility report refers to a detailed written report of the results of a comprehensive study on the economic feasibility of placing the property or a portion of the property into commercial production. It is possible that results may be positive from the exploration program, but not sufficiently positive to warrant proceeding at a particular point in time. World prices for minerals may dictate not proceeding. Due to the fluctuation in the prices for minerals, it is also possible that mineral exploration ventures may not be profitable resulting in our inability to attract funding from investors to finance further exploration.

Under the terms of the proposed joint venture agreement, both parties agree to associate and participate in a single purpose joint venture to carry out the project. Beneficial ownership of the property remains in each party’s name proportional to its respective interest. Subsequent to the initial exploration program costs that we will bear, future costs are to be met by each party in proportion to its interest.

If we exercise our option and the joint venture if formed, our initial interest in the joint venture shall be 85% and Howell’s company to be formed, which we refer to as Howellco, will be 15%. The interest of each party may be reduced and the other party’s interest increased by an amount equal to the share of the exploration costs they would be obliged to pay. If the interest of either us or Howellco is reduced to less than 5%, then that party will be deemed to have assigned their interest to the other party, and their sole remuneration and benefit from the proposed joint venture agreement will be a Royalty equal to 2½% of the net profits. The respective interest of each party in the joint venture could be increased or decreased form time to time if any or all of the following events occur: (1) a party fails to pay its proportionate share of the costs; (2) a party elects not to participate in the program, and/or; (3) a party elects to pay less than its proportionate share of the costs for a program. If these terms operate to cause a party’s interest in the Nor mineral claim to be reduced to 5% or less, that party will assign and convey its interest to the other party and will receive a royalty equal to 2½ % of the net profits of production.

The Property Option Agreement provides that Mr. Howell, as the initial operator, will have the same rights, duties, and responsibilities in the event that he was the operator under the proposed Joint Venture Agreement.

The operator has the full right, power and authority to do everything necessary or desirable to carry out a program and the project and to determine the manner of exploration of the property. A management committee consisting of one representative of each party will oversee the operator and manage or supervise the management of the business and affairs of the joint venture. Each representative may cast that number of votes that is equal to that party’s interest. A simple majority of the management committee prevails and the management committee’s decisions made in accordance with the proposed joint venture agreement are binding on all parties. The proposed Joint Venture Agreement contemplates that the agreement will stay in effect for so long as any part of the property or project is held in accordance with the agreement, unless earlier terminated by agreement of all parties.

Description and Location of the Nor mineral claim

The Nor mineral claim is located within the New Westminster Mining Division of British Columbia
Latitude: 49 deg 16’33’’N
Longitude: 122 deg 03’02’’W

Title	Name	Owner	Expiry	Status	Cells	Area (Hectares)
553972	NOR 1*	112364**	March 9, 2008	GOOD	25	527***
*We refer to the NOR 1 mineral claim as the Nor mineral claim
**Owner 112364 is William A. Howell
***527 hectares is equivalent to approximately 1,302 acres or approximately 2 square miles.

The Province of British Columbia owns the land covered by the Nor mineral claim. Currently, we are not aware of any native land claim that might affect the title to the mineral claim or to British Columbia’s title of the property. Although we are unaware of any situation that would threaten these claim, it is possible that a native land claim could be made in the future. The federal and provincial government policy at this time is to consult with all potentially affected native bands and other stakeholders in the area of any potential commercial production. If we should encounter a situation where a native person or group claim and interest in these claim, we may choose to provide compensation to the affected party in order to continue with our exploration work, or if such an option is not available, we may have to relinquish any interest that we hold in these claim.

As owner, it is William A. Howell’s responsibility to keep the Nor mineral claim in good standing with the Province of British Columbia. Prior to the expiry dates listed above, Mr. Howell plans to file for an extension of the Nor mineral claim. In order to extend the expiry dates of a mineral claim, the government requires either (1) completion of exploration work on the mineral claim valued at an amount stipulated by the government and the payment of a filing fee; or (2) payment to the Province of British Columbia in lieu of completing exploration work to maintain the mineral claim. Currently, an exploration work value of approximately $1,810 is required during each of the first three years after our mineral claim were acquired and an exploration work value of approximately $3,620 is required in subsequent years. In addition, we must pay a cash reporting fee of $0.89 per acre every time a report is filed. For example, exploration expenditures on the Nor claim must be completed and filed with the Province in the amount of approximately $1,810 by March 9, 2008 plus a filing fee of approximately $210 or this amount must be paid to the Province of British Columbia by March 9, 2008. Similarly, with regard to the Nor mineral claim, exploration expenditures in the same amounts plus the annual filing fee of $210 as above must be completed and filed with the Province by the corresponding dates in 2008 and in 2009 or this amount must be paid to the province by those corresponding dates. A maximum of ten years of work credit may be filed on a claim. Incurring $282,000 in exploration expenses will result in an extension of the expiry dates of the mineral claim for the maximum of 10 additional years provided that a report and filing fee of approximately $210 is remitted to the Province of British Columbia. In the event that no exploration work is completed and a filing fee is paid to the Province of British Columbia in lieu of completing exploration work, the expiry dates of the mineral claim can be extended only on an annual basis into perpetuity for a maximum of only 1 additional year. If the required exploration work expenditure is not completed and filed with the Province in any year or if a payment is not made to the Province of British Columbia in lieu of the required work within this year, the mineral claim will lapse and title with revert to the Province of British Columbia.

Geological Exploration Program in General

We have engaged the firm of B.J. Price Geological Consultants Inc. to prepare a Geological Report on the Nor mineral claim. Upon the conclusion of both our first and second year exploration program, we will engage the services of our geological consulting firm to review the findings of our first two years of exploration on the Nor Mineral Claim and to make recommendations, if any, with regard to future exploration programs.

Mr. Barry J. Price, the principal officer and director of B.J. Price Geological Consultants Inc., is a graduate of the University of British Columbia where he obtained a B.Sc. Degree in Honors Geology in 1965 and subsequently obtained a Master of Science degree in Economic Geology from the University of British Columbia in 1972. He is a member of the Association of Professional Engineers and Geoscientists of British Columbia. He has practiced his profession continuously since 1972.
The property that is the subject of the Nor mineral claim is undeveloped and does not contain any open-pit or underground mines which can be rehabilitated. There is no commercial production plant or equipment located on the property that is the subject of the mineral claim. There is no power supply to the mineral claim.
We have not commenced the first year exploration phase. Our exploration program is exploratory in nature and there is no assurance that mineral reserves will be found. The details of the Geological Report are provided below.

Nor Mineral Claim Location and Access

The claim is located at geographic coordinates 49deg. 15 min.N and 015’N, 122deg. 02min. W on the headwaters of the East Fork of Norrish Creek. Norrish Creek drains into the Fraser River near the city of Mission B.C. The claim is located about 9 miles east of the city of Mission, B.C. by paved highway to Hatzic Lake and then by about 6 miles of unpaved logging and mining roads following Norrish Creek in a northerly direction, 4 wheel-drive vehicles are recommended for reaching the mineral claim over the unpaved portion of the road.

FIGURE 3. LOCATION AND TOPOGRAPHY OF NORRISH CREEK AREA

NORRISH CREEK
Access Road
FRASER VALLEY
NOR CLAIM TOPOGRAPHY
SCALE BAR APPROX 2000 M
1 mile
HATZIC LAKE
15 km to Mission
Harrison Mills
Lake Errock
Deroche
Fairfield
Chilliwack
FLEETWOOD

Physiography

The claims lie within the southern Coast Range complex of British Columbia. Elevations on the property vary between 1,800 feet and 3,600 feet. The vegetation is typical of a west coast marine climate. There are extensive stands of Fir, Hemlock and Cedar, parts of which have been harvested. The logged areas are now approximately 12 years old and are extensively covered with small bushes, shrubs and juvenile trees, all of which appear to be products of natural re-seeding.

Climate

The mineral claim which is located just to the north of the Fraser River valley, lies within the effect of the Pacific Ocean, and has wet cool winters and warm summers. Depending on local snow conditions during the winter months and wild fire conditions during the summer months, the property can be explored most of the year.

Local Resources and Logistics

The property lies very close to the cities of Mission B.C. and Maple Ridge B.C. which are located in the Fraser River valley. The mineral claim can be reached in about 2 hours driving time from Vancouver, B.C. All supplies and services are available in Vancouver or in Mission. Numerous Hotels and Motels are located within 12 miles of the mineral claim. There is no power at the property, but adequate water exists for drilling.

Nor Mineral Claim Geological Report, Dated March 30, 2007

A primary purpose of the geological report was to review information from the previous exploration of the mineral claims and to recommend exploration procedures to establish the feasibility of a mining project on the mineral claims. The summary report listed results of the history of the exploration of the mineral claims, the regional and local geology of the mineral claims and the mineralization and the geological formations identified as a result of the prior exploration. The summary report also gave conclusions regarding potential mineralization of the mineral claims and recommended a further geological exploration program.

Exploration History of the Mineral Claims

The history of the exploration of the mineral claims is summarized in the report that we obtained from our geological consultants; B.J. Price Geological Consultants Inc. The following summary of the exploration history of the mineral claims is based on our consultants’ description.

Any work done prior to 1974 is not well documented. The original claim was staked about 1969 and Copper was first discovered on the Nor property in 1969. During the ensuing years, prospecting was carried out and several showings were drilled and blasted. In 1970 Harrison Copper Mines Ltd. staked adjoining mineral claims and acquired an option on the Nor property. During 1970, Geo-X Surveys Ltd. carried out an airborne geophysical survey and in 1971 a further ground based geophysical survey and soil geochemistry work was done and three diamond drill holes. The location of these drill holes is unknown.

1971 Diamond Drilling Program.

There is little information on the drilling that was done, except that the three shallow holes were drilled in 1971. These three holes totaled 915 feet. The locations of these holes is unknown to our firm of geological consultants but drill hole #2 intersected 0.53% Copper over 15.5 feet at a depth of between 98 and 113.5 feet. The location of the core is not known, although evidence of the drilling can be found in the bush.

1974 Ground Based Geophysical and Geochemical Survey.

The surveys were carried out in the month of September 1974 over a group of claims which were then called the Logan group and which included the Nor claim. The number of geophysical lines surveyed was 3.2 miles and the number of soil samples accumulated was 152. A survey grid was cut out of the bush and picketed. The survey baseline ran in a magnetic north/south direction and the survey cross lines were placed at 200 ft intervals in a magnetic east/west direction. The survey stations were marked at 100 foot intervals.

On the soil geochemistry survey all samples were analyzed for copper, zinc, bismuth and silver. Three mineralized anomalous areas were indicated from the soil geochemistry and these correlated well with the geophysical survey results. The anomalies correlate with known mineralization in place and therefore is strongly indicative of copper mineralization.

1976 Geological Mapping

In 1976 a program of geological mapping was carried out in considerable detail. Following this work, the geologist then in charge recommended a work program of trenching and rotary percussion and diamond drilling, which was never done.

1979 Option to a Major Mining Firm

In 1979 the property was optioned to Chevron Minerals Ltd. In 1980 a program of test pitting, prospecting and mapping under the supervision of William A. Howell, the present owner. Following this Chevron Minerals abandoned the option as they were reducing their presence in British Columbia.

From 1980 to the present, little or no work has been done on the property.

Conclusions

After a careful review of all data, our geological consulting firm feels that the mineral claim is deserving of additional work to determine:

•	if other mineralization centers are present.

•	the extent of copper mineralization over the property with a view to drilling a number of diamond drill holes.

General recommendations for the property are:

1.	Prospecting and remapping the mineral claim in detail using the maps created in 1974 and the maps created in 1980 by William Howell as a guide.
2.	Investigate the known showings and resample where outcrop is adequate
3.	Further determine over what area mineralization is present.
4.	Compile all previous data by reduction to a common base map at an appropriate scale.
5.	Check the adjacent creeks and roads for any extensions of the mineralization.
6.	On the basis of the above detailed inspection and review, determine whether diamond drilling is warranted.

Recommendations

Our geological consultants recommend an exploration program on the Nor mineral claim to test for the presence to both large body type mineral deposits and for vein type precious metal deposits. A limited program of mapping will be required prior to definition of targets. In addition, prior to diamond drilling of defined targets, additional geological or geochemical surveys may be necessary, contingent upon successful results from these surveys.

Exploration Budget

Our geological consultants have proposed a budget for the initial phase of exploration on the Nor mineral claim, consisting of a mapping and sampling program, as follows:

PHASE 1	AMOUNT ($US)
Geological Supervision, mapping	2,600
Geochemical data compilation, Base map preparation.	2,600
Sampling, assaying	1,900
Food & Lodging	500
Vehicles, fuel, maintenance	400
Misc field supplies	170
Maps	2,600
Contingency	1,230
TOTAL	$12,000

We plan to proceed with the initial exploratory work as recommended. Upon completion and our review of the results of this phase we will assess whether the results are sufficiently positive to warrant additional phases of an exploration program. We will make this decision to proceed with further programs based upon our consulting geologists firm’s review of the results and recommendations. This assessment will include an assessment of the price of minerals and the market for financing of mineral exploration projects at the time of our assessment. The assessment will be conducted by our geological consulting firm. The cost is expected to be approximately $430.

Competition

The mineral exploration industry, in general, is intensively competitive and even if commercial quantities of reserves are discovered, a ready market may not exist for the sale of the reserves. Most companies operating in this industry are more well-established are have greater resources to engage in the production of mineral claim. We were incorporated on October 31, 2006 and our operations are not established. Our resources at the present time are limited. As a result of continuing losses, we may exhaust all of our resources and be unable to complete the exploration of the Nor mineral claim. There is also significant competition to retain qualified personnel to assist in conducting mineral exploration activities.  If a commercially viable deposit is found to exist and we are unable to retain additional qualified personnel, we may be unable to enter into production and achieve profitable operations. These factors set forth above could inhibit our ability to compete with other companies in the industry and entered into production of the mineral claim if a commercial viable deposit is found to exist.

Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.
The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result our not receiving an adequate return on invested capital.

Mines that produce at a cost higher than the market price generally cease operations whereas lower cost producers prosper. In the event a commercial viable deposit is found to exist, our method of competition will be to produce a lower cost that market. We will be forced to cease options if we are unable to produce at a cost higher than market price.

Compliance with Government Regulation

If we progress to the production phase, production of minerals in the Province of British Columbia will require prior approval of applicable governmental regulatory agencies. We cannot be certain that such approvals will be obtained. The cost and delay involved in attempting to obtain such approvals cannot be known in advance.

The main agency that governs the exploration of minerals in the Province of British Columbia, Canada, is the Ministry of Energy and Mines.

The Ministry of Energy and Mines manages the development of British Columbia's mineral resources, and implements policies and programs respecting their development while protecting the environment. In addition, the Ministry regulates and inspects the exploration and mineral production industries in British Columbia to protect workers, the public and the environment.

The material legislation applicable to HRE is the Mineral Tenure Act, which is administered by the Mineral Titles Branch of the Ministry of Energy and Mines. The initial phase of our exploration program will consist of the assay analysis of rock samples and a geological ground survey. The practice in ritish Columbia under this act has been to request permission for such a program in a letter to the B.C. Ministry of Energy and Mines. Permission is usually granted within one week. Should a follow-up exploration program be undertaken, it would probably be intended to refine information garnered in the first phase employing the same methods of exploration.

The B.C. Ministry of Energy and Mines administers the Mines Act, the Health, Safety and Reclamation Code and the Mineral Exploration Code. Ongoing exploration programs likely will be expanded to include activities such as line cutting, machine trenching and drilling. In such circumstance, a reclamation deposit is usually required in the amount of $3,000 to $5,000. The process of requesting permission and posting the deposit usually takes about 2 weeks. The deposit is refundable upon a Ministry of Energy and Mines inspector’s determination that the exploration program has resulted in no appreciable disturbance to the environment.

The Mineral Tenure Act and its regulations govern the procedures involved in the location, recording and maintenance of mineral and placer titles in British Columbia. The Mineral Tenure Act also governs the issuance of mining leases, which are long term entitlements to minerals, designed as production tenures. At this phase in the process, a baseline environmental study would have to be produced. Such a study could take many months and cost in excess of $100,000. ll mineral exploration activities carried out on a mineral claim or mining lease in British Columbia must be in compliance with the Mines Act. The Mines Act applies to all mines during exploration, development, construction, production, closure, reclamation and abandonment. Additionally, the provisions of the Health, Safety and Reclamation Code for mines in British Columbia contain standards for employment, occupational health and safety, accident investigation, work place conditions, protective equipment, training programs, and site supervision. Also, the Mineral Exploration Code contains standards for exploration activities including construction and maintenance, site preparation, drilling, trenching and work in and about a water body.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. If the exploration activities require the falling of timber, then either a free use permit or a license to cut must be issued by the Ministry of Forests. Items such as waste approvals may be required from the Ministry of Environment, Lands and Parks if the proposed exploration activities are significantly large enough to warrant them.

We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy any environmental damage caused such as refilling trenches after sampling or cleaning up fuel spills. Our initial exploration program does not require any reclamation or remediation because of minimal disturbance to the ground. The amount of these costs is not known at this time because we do not know the extent of the exploration program we will undertake, beyond completion of the recommended exploration phase described above, or if we will enter into roduction on the property. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on our earnings or competitive position in the event a potentially-economic deposit is discovered.

Employees

We have no employees as of the date of this prospectus other than our sole executive officer, Mr. Scott. We conduct our business largely through agreements with consultants and other independent third party vendors.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

We have formed a wholly-owned subsidiary HRE Exploration Ltd., a British Columbia corporation which we refer to as HRE. It was formed for the purpose of conducting our mineral exploration program on our behalf. Our interest in the Nor mineral claim is held by HRE.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Plan of Operations

Our business plan is to proceed with the exploration of the Nor mineral claim to determine whether there are commercially exploitable reserves of copper, lead/zinc, gold, silver or other metals. We have not embarked upon the initial phase of the exploration program recommended by our consulting geologist. The initial phase of the recommended geological exploration program will cost approximately $12,000. We have formed a wholly owned subsidiary, HRE Exploration Ltd., a British Columbia corporation, which we refer to as HRE. This entity was formed for the purpose of conducting our mineral exploration program on our behalf.

We had $87,668 in working capital as of January 31, 2007. Accordingly, we have sufficient cash reserves to proceed with our first and second year mineral exploration program. The anticipated cost of the initial phase of the exploration program is $12,000. We have not commenced the field work phase of our initial exploration program. To date, we have not advanced funds to Mr. William Howell for its services our operator on the Nor mineral claim. Once we receive results of our initial exploration program, our board of directors, in consultation with our consulting geologist will assess whether to proceed with the initiation of our second year mineral exploration program. In making this determination to proceed with a further exploration program, we will make an assessment as to whether the results of the first year exploration phase are sufficiently positive to enable us to proceed.

In the event the results of our first year exploration program prove not to be sufficiently positive to proceed with a further exploration on the Nor mineral claim, we intend to seek out and acquire interests in a North American mineral exploration property which, in the opinion of our board of directors and our independent consulting geologist, offer attractive mineral exploration opportunities. Presently, we have not given any consideration to the acquisition of other exploration property because we have not yet commenced our initial exploration program and have not received any results.

In the event our second year mineral exploration program is undertaken, it would likely commence in the spring of 2008 and we would expect our consulting geologist’s report to be available by the end of August 2008. The second year exploration program will initially involve a continuation of the initial phase work which will cost approximately $12,000. As a result, the first portion first and second years of the exploration program could be undertaken without the need for us to raise additional funding.

In order to complete the third year exploration program we will incur costs of approximately $86,000 which will require us to raise additional funding. In the event our board of directors, in consultation with our independent consulting geologist, chooses to complete the third year mineral exploration program in the spring of 2009, we will require additional financing. The third year of our exploration program must be completed prior to March 31, 2010. The objective of the third year exploration program is to identify areas that have a strong likelihood of hosting mineral deposits that can be further explored using geophysical methods. A fourth year exploration program, if undertaken, would likely commence in the spring of 2010 and must be completed prior to March 31, 2011. This program would likely entail Diamond Drilling program.

In the event we incur mineral exploration expenses beyond the first and second years of our mineral exploration program, we will need to raise the entire amount of the exploration program along with additional funds to meet ongoing working capital needs.

Upon the completion of the first four years of exploration phases, or any additional programs, which are successful in identifying mineral deposits, we will have to spend substantial funds on further drilling and engineering studies before we know that we have a mineral reserve. A mineral reserve is a commercially viable mineral deposit.

During this exploration stage Mr. Scott, our President, will only be devoting approximately five to ten hours per week of his time to our business. We do not foresee this limited involvement as negatively impacting our company over the next twelve months as all exploratory work is being performed by outside consultants. If, however, the demands of our business require more business time of Mr. Scott such as raising additional capital or addressing unforeseen issues with regard to our exploration efforts, he is prepared to devote more time to our business. However, he may not be able to devote sufficient time to the management of our business, as and when needed.

We currently have no specific plans to raise additional capital because the necessity of raising additional capital will be based upon the results of the first and second years of our exploration program. Our management intends to formulate plans regarding the necessity of securing additional funding following our receipt of the results of the first two years of the exploration program. In the event that we require additional funding, we anticipate that such funding will be in the form of equity financing from the sale of our common stock. However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund additional phases of the exploration program, should we decide to proceed. We believe that debt financing will not be an alternative for funding any further phases in our exploration program. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. We do not have any arrangements in place for any future equity financing.

We anticipate that we will incur the following expenses over the next twelve months:

$12,000 in connection with the completion of the initial phase of our recommended geological work program

$35,830 for operating expenses. Of this amount we plan to spend approximately $25,000 on general, legal, accounting and administrative expenses associated with our becoming a reporting issuer under the Securities Exchange Act of 1934 and approximately $10,830 relating to working capital. We have allocated this $10,830 of working capital to a payment to our consulting geologist with respect to the preparation of the Nor geological report, and an interim geological report to be presented upon the completion of our phase 1 exploration program, an option payment to Mr. William A. Howell the owner of the Nor mineral property, and to office services to be provided by Halkatt Management Ltd.

The following table is a summary of the various costs and fees we anticipate that we will incur through 2010 to implement the exploration of the Nor mineral claim:

Prior to March 31	2008	2009	2010	2011
Exploration expenses	$12,000	$12,000	$86,000	$172,000
Option Costs	$1,700		$17,200
Legal and Accounting fees	$25,000	$15,000	$15,000	$15,000
Payments for administrative services	$6,000	$12,000	$12,000	$12,000
Payments to consulting geologist	$3,130		$4,300	$6,700
Total	$47,830	$39,000	$134,500	$205,700

We had working capital in the amount of $87,668 as of January 31, 2007. Our total expenditures over the fourteen months ending March 31, 2008 are anticipated to be approximately $47,400. If we proceed with the second year of our exploration program in 2008, we will have sufficient working capital to finance our second year of operations. In the event we determined to complete the third or fourth year of our exploration program, we will need to raise additional funds to meet ongoing working capital needs. We have not taken any specific steps nor have any specific plans to raise additional capital at the present time.

We do not have plans to purchase any significant equipment or change the number of our employees during the next twelve months. Accordingly, after the next twelve months, we will need to obtain additional financing for any new significant operational or exploratory expenses.

Off Balance Sheet Arrangements

As of January 31, 2007, there were no off balance sheet arrangements.

Results of Operations for Period Ending January 31, 2007

We did not earn any revenues from inception through the period ending January 31, 2007. We do not anticipate earning revenues until such time that we exercise our option and have entered into commercial production of the Nor mineral property. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on the Nor mineral property, or if such resources are discovered, that we will enter into commercial production.

We incurred net operating expenses in the amount of $20,126 from our inception on October 31, 2007 until our first year ended on January 31, 2007. These operating expenses included $8,500 for accounting and audit fees, $6,068 in legal fees, and a foreign exchange loss of $5,517. We anticipate our operating expenses will increase as we undertake our plan of operations. The increase will be attributable to undertaking the additional phases of our geological exploration program and the professional fees that we will incur in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

Liquidity and Capital Resources

We had cash of $108,054 and working capital of $87,668 as of January 31, 2007, our first fiscal year end.

We have not attained profitable operations and are dependent upon obtaining financing to pursue exploration activities.

Corporate Offices

Halkatt Management Ltd. currently provides us with telephone answering, secretarial and mail services. This arrangement is on a month-to-month basis with no formal written agreement in place and the parties have agreed to monthly payments in the amount of $1,000.

Certain Relationships and Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:
•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock. There is presently no public market for our common stock. We intend to contact an authorized Over-The-Counter Bulletin Board market maker for sponsorship of our securities on the Over-The-Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. Currently, we or anyone acting on our behalf has requested or encouraged any broker-dealer to act as a market-maker for our securities. We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of he rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have thirty four (34) holders of record of our common stock.

Rule 144 Shares

5,500,000 shares of our common stock will be available for resale to the public after October 31, 2008, in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	one percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 96,850 shares as of the date of this prospectus, or;
2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.
Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, a person who is an affiliate hold 100% of the total shares that may be sold, at least partially, pursuant to Rule 144 after October 31, 2008 and three other of our shareholders hold stock that may be sold, at least partially pursuant to rule 144 after January 31, 2008.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the NASD over-the-counter bulletin board. We plan to file a Form 8-A registration statement with the Commission prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the NASD over-the-counter bulletin board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our mineral exploration program, we will need to raise additional capital. We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1. we would not be able to pay our debts as they become due in the usual course of business, or;
2. our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officer for the fiscal year ended January 31, 2007.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Les D. Scott CEO & CFO	2007	0	0	0	0	0	0	0	0

Narrative Disclosure to Summary Compensation Table

We have not compensated our executive officer since our inception. We have no plans to compensate our executive officer until such time that we are able to generate net income from our operations.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of January 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Les D. Scott	-	-	-	-	-	-	-	-	-

There were no grants of stock options since inception to date of this Prospectus.

Compensation of Directors

The table below summarizes all compensation of our directors as of January 31, 2007.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Les D. Scott	-	-	-	-	-	-	-

Narrative Disclosure to Director Compensation Table

We have not compensated members of our board of directors since our inception.

Financial Statements

Index to Financial Statements:

1. Audited consolidated financial statements for the period ended January 31, 2007 including:

F-1	Report of Independent Registered Public Accounting Firm;

F-2	Balance Sheet;

F-3	Statement of Operations;

F-4	Statement of Cash Flows;

F-5	Statement of Stockholders' Equity; and

F-6	Notes to Financial Statements.

A PARTNERSHIP OF INCORPORATED PROFESSIONALS	Amisano Hanson
Chartered Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,
Hybrook Resources Corp.
(A Pre-Exploration Stage Company)

We have audited the accompanying consolidated balance sheet of Hybrook Resources Corp. (A Pre-exploration Stage Company) and subsidiary as of January 31, 2007 and the related consolidated statements of operations, cash flows and stockholders’ equity for the period from October 31, 2006 (Date of Inception) to January 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hybrook Resources Corp. and subsidiary as of January 31, 2007 and the results of their operations and their cash flows for the period October 31, 2006 (Date of Inception) to January 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

Vancouver, Canada	“AMISANO HANSON”
April 18, 2007	Chartered Accountants

750 WEST PENDER STREET, SUITE 604 TELEPHONE: 604-689-0188
VANCOUVER CANADA FACSIMILE: 604-689-9773
V6C 2T7 E-MAIL: amishan@telus.net

HYBROOK RESOURCES CORP
(A Pre-Exploration Stage Company)
CONSOLIDATED BALANCE SHEET
January 31, 2007
(Stated in US Dollars)

ASSET	2007

Current
Cash	$108,054

LIABILITIES

Current
Accounts payable and accrued liabilities	$20,364
Due to related party - Note 3	22
20,386

STOCKHOLDERS’ EQUITY

Preferred stock, $0.001 par value 10,000,000shares authorized, none outstanding
Common stock, $0.001 par value - Note 4 90,000,000shares authorized 9,685,000shares outstanding	9,685
Additional paid in capital	98,109
Deficit accumulated during the development stage	(20,126)
87,668
$108,054

Nature of Operations - Note 1 Subsequent Events - Note 6

SEE ACCOMPANYING NOTES

HYBROOK RESOURCES CORP
(A Pre-Exploration Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS
for the period October 31, 2006 (Date of Inception) to January 31, 2007
(Stated in US Dollars)

October 31, 2006 (Date of Inception) to January 31, 2007

Expenses
Accounting and audit fees	$8,500
Bank charges	41
Foreign exchange loss	5,517
Legal fees	6,068

Net loss for the period	$(20,126)

Basic loss per share	$(0.00)

Weighted average number of shares outstanding	5,012,742

SEE ACCOMPANYING NOTES

HYBROOK RESOURCES CORP
(A Pre-Exploration Stage Company)
CONSOLIDATED STATEMENT OF CASH FLOWS
for the period October 31, 2006 (Date of Inception) to January 31, 2007
(Stated in US Dollars)

October 31, 2006 (Date of Inception) to January 31, 2007

Cash Flows used in Operating Activities
Net loss for the period	$(20,126)
Change in non-cash working capital item related to operations:
Accounts payable and accrued liabilities	20,364

Net cash provided by operating activities	238

Cash Flows from Financing Activities
Capital stock issued	107,794
Due to related party	22

Net cash provided by financing activities	107,816

Increase in cash during the period	108,054

Cash, beginning of the period	-

Cash, end of the period	$108,054

SEE ACCOMPANYING NOTES

HYBROOK RESOURCES CORP.
(A Pre-Exploration Stage Company)
STATEMENT OF STOCKHOLDERS’ EQUITY
for the period October 31, 2006 (Date of Inception) to January 31, 2007
(Stated in US Dollars)

	Common Shares		Additional Paid-in	Deficit Accumulated During the Pre-exploration
	Number	Par Value	Capital	Stage	Total

Capital stock issued for cash - at $0.01	5,500,000	$5,500	$49,500	$-	$55,000
- at $0.0014	4,185,000	4,185	54,405	-	58,590
Less: finder’s fee	-	-	(5,796)	-	(5,796)
Net loss for the period	-	-	-	(20,126)	(20,126)

Balance, January 31, 2007	9,685,000	$9,685	$98,109	$(20,126)	$87,668

SEE ACCOMPANYING NOTES

HYBROOK RESOURCES CORP
(A Pre-Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2007
(Stated in US Dollars)

Note 1	Nature of Operations

The Company was incorporated in the state of Nevada, United States of America on October 31, 2006. The Company was formed for the purpose of acquiring exploration and development stage mineral properties. The Company’s year end is January 31. On December 7, 2006, the Company incorporated a wholly-owned subsidiary, HRE Exploration Ltd. (a BC corporation) (“HRE”).

Note 2	Summary of Significant Accounting Policies

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and are stated in US dollars. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates, which may have been made using careful judgment. Actual results may vary from these estimates.

The financial statements have, in management’s opinion, been properly prepared within the framework of the significant accounting policies summarized below:

Pre-exploration Stage Company

The Company complies with the Statement of Financial Accounting Standards (“FAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises” and The Securities and Exchange Commission Act Guide 7 for its characterization of the Company as pre-exploration stage.

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary HRE. HRE was incorporated by the company. All significant inter-company balances and transactions have been eliminated.

Financial Instruments

The carrying value of the Company’s financial instruments, consisting of cash, accounts payable and accrued liabilities and due to related party approximate their fair value due to the short maturity of such instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, exchange or credit risks arising from these financial instruments.

Hybrook Resources Corp.
(A Pre-Exploration Stage Company)
Notes to the Interim Financial Statements
January 31, 2007
(Stated in US Dollars)

Note 2	Summary of Significant Accounting Policies - (cont’d)

Income Taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to FAS No. 109 “Accounting for Income Taxes”. Under the assets and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Basic Loss Per Share

The Company reports basic loss per share in accordance with FAS No. 128, “Earnings Per Share”. Basic loss per share is computed using the weighted average number of shares outstanding during the period. Fully diluted earnings (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of common stock equivalents (primarily outstanding options and warrants). Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method, at either the beginning of the respective period presented or the date of issuance, whichever is later, and only if the common stock equivalents are considered dilutive based upon the Company’s net income (loss) position at the calculation date. Diluted loss per share has not been provided as it would be antidilutive.

Foreign Currency Translation

The Company’s functional currency is the Canadian dollar as substantially all of the Company’s operations are in Canada. The Company uses the United States dollar as its reporting currency for consistency with registrants of the Securities and Exchange Commission (“SEC”) in accordance with the FAS No. 52 “Foreign Currency Translation”.

Assets and liabilities denominated in a foreign currency are translated at the exchange rate in effect at the period-end and capital accounts are translated at historical rates. Income statement accounts are translated at the average rates of exchange prevailing during the period. Translation adjustments from the use of different exchange rates from period to period are included in the Comprehensive Income account in Stockholder’s Equity, if applicable.

Transactions undertaken in currencies other than the functional currency of the entity are translated using the exchange rate in effect as of the transaction date. Any exchange gains and losses are included in the Statement of Operations.

Hybrook Resources Corp.
(A Pre-Exploration Stage Company)
Notes to the Interim Financial Statements
January 31, 2007
(Stated in US Dollars)

Note 2	Summary of Significant Accounting Policies - (cont’d)

Recent Accounting Pronouncements

Management does not believe that there are any recently issued accounting pronouncements but not yet effective accounting standards that could have a material effect on the accompanying financial statements.

Mineral Property

Costs of acquiring mineral properties are capitalized by the project area unless the mineral properties do not have proven reserves. Costs to maintain mineral rights and leases are expensed as incurred. When a property reaches the production state, the related capitalized costs are amortized using the unit of production method on the basis of annual estimates of ore reserves. Management reviews the carrying value of mineral properties at least annually and will recognize impairment in value based upon current exploration results, and any impairment or subsequent losses are charged to operations at the time of impairment. If a property is abandoned or sold, its capitalized costs are charged to operations.

Note 3	Related Party Transactions - Note 4

The amount due to related party is due to the Company’s director and is unsecured, non-interest bearing and has no specific terms for repayment.

Note 4	Common Stock

During the period ended January 31, 2007, the Company issued to its director 5,500,000 common shares at $0.01 for proceeds of $55,000.

Note 5	Deferred Tax Assets

At January 31, 2007, the Company has incurred accumulated non-capital losses totalling approximately $20,126 which is available to reduce taxable income in future taxation years. This loss expires in 2027.

The following table summarizes the significant components of the Company’s deferred tax assets:

January 31, 2007

Deferred tax assets
Non-capital loss carryforward	$6,328
Less: valuation allowance	(6,328)

$-

Hybrook Resources Corp.
(A Pre-Exploration Stage Company)
Notes to the Interim Financial Statements
January 31, 2007
(Stated in US Dollars)

Note 5	Deferred Tax Assets - (cont’d)

The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carryforwards that is more likely than not to be realized from future operations. The Company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry.

Note 6	Subsequent Events

a)
On April 4, 2007, HRE entered into a property option agreement whereby HRE was granted an option to earn up to an 85% interest in one mineral claim located in the New Westminster Mining Division of British Columbia. Consideration for the option is cash payments totalling CDN$22,000 and exploration expenditures of CDN$328,000 as follows:

i)	Cash payments as follows:
– CDN$2,000 upon execution of the Option agreement;
– CDN$20,000 on or before March 31, 2009;

ii)
Aggregate exploration expenditures of CDN$14,000 on or before March 31, 2008, CDN$28,000 in aggregate on or before March 31, 2009, CDN$128,000 in aggregate on or before March 31, 2010 and CDN$328,000 in aggregate on or before March 31, 2011.

b)
The Company intends to file a form SB-2 registration statement with the United States Securities and Exchange Commission. The Form SB-2 will include an initial public offering by selling shareholders of up to 3,105,000 common shares of the Company at $0.25 per share. The Company will not receive any of the proceeds from this offering.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 25. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee		$98
Federal Taxes	$	Nil
State Taxes and Fees	$	Nil
Listing Fees	$	Nil
Printing and Engraving Fees		$500
Transfer Agent Fees		$1,000
Accounting fees and expenses		$5,000
Legal fees and expenses		$20,000
Total		$26,598

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

We issued 5,500,000 shares of common stock on October 31, 2007 to Mr. Les D. Scott, our president, chief financial officer and sole director. Mr. Scott acquired these shares at a price of $0.01 per share. We received $55,000 from these issuances. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act. We did not engage in any general solicitation or advertising. We issued the stock certificates and affixed the appropriate legends to the restricted stock.

We completed an offering of 4,185,000 shares of our common stock at a price of $0.014 per share to a total of thirty three purchasers on January 31, 2007. The identity of these thirty three purchasers is included in the selling shareholder table set forth above. The total amount we received from this offering was $58,590. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that he was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each purchaser in accordance with Regulation S and the transfer agent affixed the appropriate legends. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter. We did pay a commission of $5,796 in connection with the issuance of these securities. No registration rights were granted to any of the purchasers.

The availability of Regulation S is dependent upon the satisfaction of a series of requirements:

(1)	Rule: All offers and sales must be made in offshore transactions.
Compliance: All offers and sales were made to non-U.S. residents. Each subscriber is a resident of Canada.

(2)	Rule: No directed selling efforts can be made in the United States by us, a distributor, their affiliates, or any person acting on behalf of any of the foregoing.
Compliance: No directed selling efforts were made in the United States.

(3)	Rule: The issuer must satisfy the conditions of Category 1, 2 or 3 of Rule 903, Regulation S.
Compliance: We have complied with the conditions of Category 3 of 903(b):

(a)	Rule: Offering restrictions must be implemented.
Compliance: We implemented offering restrictions in the Subscription Agreements with investors;

(b)	Rule: All offers or sales made prior to the expiration of a one-year distribution compliance period may not have been made to a U.S. person or for the account or benefit of a U.S. person.
Compliance: The purchasers in this offering are non-U.S. residents. These purchasers have not offered or sold their shares to date. Their shares are being registered as part of this form SB-2 registration statement;

(c)	Rule: Offers or sales made prior to the expiration of a one-year distribution compliance period must have been made pursuant to the following four conditions:

i.
Rule: The purchaser of the securities certified that it is not a U.S. person and is not acquiring the securities for the account or benefit of any U.S. person or is a U.S. person who purchased securities in a transaction that did not require registration under the Act.

Compliance: The purchasers in this offering so agreed in their Subscription Agreement.

ii.
Rule: The purchaser of the securities agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act of 1933, as amended (the "Act"), or pursuant to an available exemption from registration; and agreed not to engage in hedging transactions with regard to such securities unless in compliance with the Act.

Compliance: The purchasers in the offering so agreed in the Subscription Agreement.

iii.
Rule: The issuer's securities contained a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, or pursuant to an available exemption from registration; and that hedging transactions involving those securities may not be conducted unless in compliance with the Act.

Compliance: A restricted legend, as described below, has been affixed to each purchaser's share certificate representing all shares purchased in the offering made under Regulation S in the event that such share certificates are issued prior to the effective date of this prospectus.

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE SOLD, PLEDGED, HYPOTECATED, OR OTHERWISE TRANFERRED IN THE UNITED STATES BY A U.S. PERSON UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT OF 1933 OR EXEMPTION FROM SUCH REGISTRATION UNDER THE ACT IS APPLICABLE OR AS OTHERWISE PROVIDED IN REGULATION S PROMULGATED UNDER SUCH ACT. NO OFFERS OR SALES OR TRANSFER (INCLUDING INTERESTS THEREIN) MAY BE MADE OF ANY OF THE SECURITIES IN THE UNITED STATES OR TO A U.S. PERSON OR FOR THE ACCOUNT AND BENEFIT OF A U.S. PERSON, EXCEPT AS PERMITTED BY REGULATION S."

iv.
Rule: The issuer is required, either by contract or a provision in its bylaws, articles or charter or comparable documents, to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; provided, however, that if the securities are in bearer form or foreign law prevents the issuer of the securities from refusing to register securities transfers, other reasonable procedures (such as the Regulation S legend described above) are implemented to prevent any transfer of the securities not made in accordance with the provisions of Regulation S.

Compliance: Hybrook Resources Corp. and each subscriber both agreed in their respective Subscription Agreement that we will refuse to register any transfer of these Regulation S shares not made in accordance with the above-stated rule.

(d)
Rule: Each distributor selling securities to a distributor, a dealer, or a person receiving a selling commission, fee or other remuneration, prior to the expiration of a 40-day distribution compliance period in the case of debt securities, or a one-year distribution compliance period in the case of equity securities, sends a confirmation or other notice to the purchaser stating that the purchaser is subject to the same restrictions on offers and sales that apply to a distributor.

Compliance: Not applicable to facts of offering.

Item 27. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation
3.2	By-Laws
4.1	Sample Share Certificate
5.1	Opinion of Ronald Serota, Attorney, of The Corporate Law Center, with consent to use
10.1	Property Option Agreement between HRE Exploration Ltd., and Mr. William A. Howell
21.1	Subsidiaries of Small Business Issuer
23.1	Consent of Amisano Hanson, Chartered Accountants
23.2	Consent of B.J. Price Geological Consultants Inc.
23.3	Consent of Ronald Serota, Attorney, of The Corporate Law Center, as to the legality of the shares of common stock being registered (included in Exhibit 5.1)

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
, and;

(c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

For purposes of determining any liability under the Securities Act to any purchaser, each prospectus filed us pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada, on April 20, 2007.

HYBROOK RESOURCES CORP.

By:	/s/ Les D. Scott
Les D. Scott
President, Secretary, Chief Executive Officer, Chief Financial Officer, Principal Executive Officer, Principal Accounting Officer, and Director

   In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

HYBROOK RESOURCES CORP.

By:	/s/ Les D. Scott
Les D. Scott
President, Secretary, Chief Executive Officer, Chief Financial Officer, Principal Executive Officer, Principal Accounting Officer, and Director
April 20, 2007